Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Increases Credit Facility by $100 Million to $275 Million

•	Amended existing $175 million multi-year, non-recourse credit facility agented by Wells Fargo Securities LLC to support continued loan growth and provide flexibility to fund larger loans

•	Increased commitment by $100 million to $275 million with an accordion feature allowing an additional increase to $325 million subject to certain conditions

•	Increased target advance rate to 70%

•	Amended concentration limits to support larger hold positions

•	Amended pricing to lower cost of funds for advances against middle market loans

Boston, December 3, 2013 – NewStar Financial, Inc. (NASDAQ: NEWS), a specialized commercial finance company, today announced that it has amended an existing credit facility with Wells Fargo Bank N.A., increasing the commitment amount by $100 million to $275 million with an accordion feature that provides for the facility to increase in size to $325 million upon the company’s request subject to certain conditions, including lender approval. The larger credit facility will be used to support continued loan growth. The financing adds approximately $140 million of lending capacity and provides flexibility to fund a wider range of lending activity.

The amendment also increased the advance rates under the credit facility to 70%, up from advance rates ranging from 65% to 70% based on the type of loans pledged as collateral.

In addition to favorable changes in those key terms, pricing was also amended to reflect current market conditions, lowering the cost of funds for advances secured by middle market loans. The new deal amends an existing credit agreement with Wells Fargo which is used to fund new loan origination in the Company’s Leveraged Finance group. The existing facility had an outstanding balance of $21 million as of September 30, 2013.

“This deal represents another step in our strategy to re-lever the balance sheet and support loan growth,” said Tim Conway, Chairman and Chief Executive Officer. “We have originated nearly $1.2 billion of new loans over the last twelve months, which is our best performance since 2007 and is more reflective of the asset origination capabilities of our specialized lending platforms,” he added.

Commenting on the credit facility, NewStar Treasurer John Frishkopf added, “This deal helps create new lending capacity to support increasing loan growth and positions NewStar to continue as a programmatic issuer in the securitization markets. The Wells Fargo team continues to provide us exceptional value through a powerful combination of capital, market perspective and a relationship approach that brings it all together.”

About NewStar Financial

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle market. The Company specializes in providing senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as, equipment purchases. NewStar originates loans and leases directly through a team of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Darien CT, Chicago IL, Dallas TX, Los Angeles CA, New York, NY, Philadelphia PA, Portland OR and San Francisco CA. For more detailed transaction and contact information, please visit our website at www.newstarfin.com.

Contact:

Robert K. Brown

500 Boylston St., Suite 1250

Boston, MA 02116

P. 617.848.2558

F. 617.848.4390

rbrown@newstarfin.com

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